 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): April 12, 2010

SUNWAY GLOBAL INC.
(Exact name of registrant as specified in charter)

Nevada	000-27159	65-0439467
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

Daqing Hi-Tech Industry Development Zone
Daqing, Heilongjiang, Post Code 163316
People’s Republic of China
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 86-459-604-6043

Copies to:
Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.

On April 12, 2010, the management of the Registrant concluded that its financial statements for the three, six, and nine months ended March 31, June 30, and September 30, 2009, which are included in its Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2009, respectively, did not properly account for the following items as of January 1, 2009 in accordance with United States generally accepted accounting principles, and, as a result, cannot be relied upon.

1.	Classification of certain warrants in accordance with to paragraph 815-40.15 of the FASB Accounting Standards Codification (EITF 07-05) as adopted on January 1, 2009

During the course of internal evaluation, our accounting staff evaluated as to the Company’s accounting treatment as of January 1, 2009 for warrants issued in the Private Placement which include anti-dilution provisions for adjustment of the exercise price in the event additional shares of common stock or securities convertible into common stock at a price less than $1.76 per share with respect Series A Warrants,$ 2.30 per share with respect to the Series B Warrants, $1.94 per share with respect Series C Warrants and $2.53 per share with respect Series D Warrants (also referred to as down-round provisions).  The question was raised in light of EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (FASB ASC 815-40-15-5) (“ASC 815”) effective as of January 1, 2009, which outlines new guidance for being indexed to an entity’s own stock and the resulting liability or equity classification based on that conclusion.  Down-round provisions reduce the exercise price of a warrant or convertible instrument if a company either issues new warrants or convertible instruments that have a lower exercise price.

We have performed a complete assessment of our warrants and concluded that the warrants issued in the Private Placement are within the scope of ASC 815 due to the down-round provisions included in the terms of the agreements.  Accordingly, ASC 815 should have been adopted as of January 1, 2009 by classifying the warrant as a liability measured at fair value with changes in fair value recognized in earnings each reporting and recording a cumulative-effect adjustment to the opening balance of retained earnings.  We have calculated the fair value of the warrants at the date of adoption as well as the March 31, 200, June 30, 2009 and September 30, 2009 reporting periods utilizing a Black-Scholes-Merton stock option valuation model.  Based on our calculations and assessment of the materiality, we have concluded that our previously filed Form 10-Qs for the March 31, 2009, June 30, 2009 and September 30, 2009 periods require restatement and amended Form 10-Qs will be filed.

Upon adoption of EITF 07-5, the Company reclassified $65,910,931 from retained earnings and $3,990,942 from paid in capital – warrants to the “Warrant Liability.”

At the quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, the Company re-measured the outstanding warrants, and recorded a (charge) benefit of ($20,481,276), $31,415,835, $2,429,394 and $15,729,594 to other income (expense) for the change in the warrant liability during the periods.

For the fiscal year ended December 31, 2009, the Company recorded a total charge to earnings of $40,808,328 related to the warrant liability.  This amount includes a charge of $65,910,931 to retaining earnings and a total benefit of $29,093,546 resulting from changes in the fair value of the warrant liability during the year.

2.	Valuation of assets in accordance with FASB ASC 820-10

During the course of internal evaluation, our accounting staff evaluated as to the Company’s accounting treatment for the acquisition of Liheng at the quarter ended March 31, 2009.  The question was raised in light of the definition of a business as set forth in the paragraph 805-10-20 of the FASB Accounting Standards Codification and as further discussed in paragraphs 805-10-55-4 through 805-10-55-9 of the FASB Accounting Standards Codification. We concluded that Liheng did not constitute a business and therefore, we recognized the acquisitions based on the fair value of net assets obtained.  The improper accounting treatment has resulted in an overstatement of goodwill by $4,831,386.  And for the amount over the fair value of net assets obtained, we wrote off as an impairment loss of $4,831,386 at the time of acquisition.

Management of the Registrant will restate its financial statements for the quarterly periods ended March 31, June 30, and September 30, 2009 to restate all of such financial statements to correct the errors noted above and file amendments to the Company’s periodic reports filed with the Securities and Exchange Commission.

Management has apprised the Company’s Board and has discussed the matters in this Report with its independent auditors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2010	SUNWAY GLOBAL INC.

	By:	/s/ Bo Liu
Bo Liu
Chief Executive Officer